Exhibit 99.1

For more information, contact:
Chris Sternberg
Senior Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S NAMES JUDE THOMPSON
CO-CEO ALONG WITH FOUNDER AND CHAIRMAN JOHN SCHNATTER

LOUISVILLE, Ky. (April 29, 2010) – Papa John's International, Inc. (NASDAQ: PZZA) today announced the promotion of company President and Chief Operating Officer Jude Thompson to co-Chief Executive Officer, along with Founder and Chairman John Schnatter.

“I am delighted that Jude and I will continue our work together, now as co-Chief Executive Officers,” commented Schnatter. “This appointment recognizes the partnership we have developed since I rejoined the day-to-day management of the company in December 2008, and allows us to divide CEO-level responsibilities in a way that our Board agrees plays to our respective strengths.”

Mr. Schnatter will continue to focus on the company’s sourcing of ingredients, distribution, product quality and serving as brand spokesperson, while Mr. Thompson will be responsible for all other aspects of the day-to-day running of the business.

“John is the face of this brand and is passionate about delivering a superior-quality product to our customers,” commented Thompson. “I am excited about continuing to work alongside John, as well as with our franchise and corporate operators and management team, to continue to move our brand forward.”

Mr. Schnatter created the Papa John's concept and has served as Chairman and CEO, or in other executive capacities, since his founding of the company in 1984.

Mr. Thompson joined the Papa John’s Board of Directors in 2008 and was appointed Papa John’s President and Chief Operating Officer in April 2009. From 2006 to 2008, he served as Senior Vice President of WellPoint, Inc., and President, Individual Business, of Anthem Blue Cross and Blue Shield.

Headquartered in Louisville, Kentucky, Papa John's International, Inc. (NASDAQ: PZZA) is the world's third largest pizza company. For nine of the last 10 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John's also was honored by Restaurants & Institutions Magazine (R&I) with the 2009 Gold Award for Consumers' Choice in Chains in the pizza segment. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.